Exhibit 99.1

Schlumberger Announces First-Quarter 2017 Results

•	Revenue of $6.9 billion decreased 3% sequentially

•	GAAP EPS, including Cameron integration charges of $0.05 per share, was $0.20

•	EPS, excluding Cameron integration charges, was $0.25

•	Cash flow from operations was $656 million

•	Quarterly cash dividend of $0.50 per share was approved

London, April 21, 2017 – Schlumberger Limited (NYSE:SLB) today reported results for the first quarter of 2017.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016**	Sequential		Year-on-year
Revenue	$6,894	$7,107	6,520	-3%		6%
Pretax operating income	$757	$810	$901	-7%		-16%
Pretax operating margin	11.0%	11.4%	13.8%	-42	bps	-284	bps
Net income (loss) (GAAP basis)	$279	$(204)	$501	n/m		n/m
Net income, excluding charges and credits*	$347	$379	$501	-8%		-31%
Diluted EPS (loss per share) (GAAP basis)	$0.20	$(0.15)	$0.40	n/m		n/m
Diluted EPS, excluding charges and credits*	$0.25	$0.27	$0.40	-7%		-38%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.
**	First-quarter 2016 does not include Cameron, as the acquisition closed on April 1, 2016.

n/m = not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “In the first quarter, the North America land market continued to strengthen in terms of both activity and pricing, leading us to begin accelerating deployment of idle capacity for multiple product lines. Revenue growth was led by hydraulic fracturing and drilling services, but was also increasingly supported by Artificial Lift, Surface Systems and Valves & Measurement. In spite of our capacity re-activation being heavily back-end loaded toward the end of the quarter as we continued to adhere to our profitable growth approach, we still generated 16% sequential revenue growth and 66% incremental margins in our hydraulic fracturing and directional drilling services in US land. These results were driven by productive customer engagement around pricing recovery and operational efficiency, together with timely resource additions and proactive supply chain engagement.

“In the international markets, revenue declined 7% sequentially, driven by a greater than expected seasonal decline in activity and sales, particularly in China, Russia land, and the North Sea. In addition, we saw lower sequential activity in key parts of the Middle East, while production constraints imposed on our Schlumberger Production Management (SPM) Shushufindi project in Ecuador also had a negative impact on our first quarter results. Still, the underlying activity and sentiment from our global customer base were in line with expectations as seen, for instance, by the flat sequential revenue trends in the rest of Latin America as well as in Africa, confirming that these regions have indeed reached the bottom of the cycle.

“Among the business segments, the first-quarter revenue declines were led by the Cameron Group, which fell 9% sequentially driven by lower project volumes in OneSubsea and reduced product sales in Surface Systems. Reservoir Characterization Group revenue decreased 3% sequentially due to the seasonal reduction in revenue for our Software Integrated Solutions (SIS) and WesternGeco product lines. Drilling Group and Production Group revenues were each 1% lower sequentially as continued strong growth in hydraulic fracturing and directional drilling activity in North America land was offset by seasonal revenue reductions in the international markets.

“As we begin the recovery from one of the deepest downturns on record, we see four areas as critical for the industry to restore its strength and advance its capabilities. They are—the need for higher E&P spending to meet growing hydrocarbon demand over the coming years; the need to protect and encourage investments in R&E throughout the entire oil and gas value chain; the need for new business models that foster closer technical collaboration and commercial alignment between operators and suppliers; and the need for broader and more integrated technology platforms that combine hardware, software, data, and expertise.

“While our view of the fundamentals of supply and demand in the oil markets remains constructive, the continuing underinvestment in new supply is increasing the likelihood of a medium-term supply deficit as reservoirs are produced but reserves are not replaced in sufficient volume. In particular, the market continues to focus on headline decline numbers, suggesting that production is holding up well. However, a closer examination of the underlying data clearly shows that the rate of depletion of proven developed reserves is rapidly accelerating in several key non-OPEC countries.

As the recovery builds momentum, industry cash flow and productivity remain under pressure and limit the industry’s ability to increase present levels of E&P investment. At the same time, the value chain remains focused on trying to capture the limited value that is created, rather than seeking new ways to collectively create more value. This approach is not sustainable, either from addressing the underlying industry challenges or from ensuring that the future supply of hydrocarbons can meet the projected growth in demand.

“At Schlumberger, we are therefore actively seeking to position the company at the forefront of an industry that needs to evolve. We are doing this by proactively managing our base business and responding to the ongoing pressures of commoditization, tailoring our offering and performance to the prevailing market conditions. In parallel, we are constantly looking to expand our opportunity set by pursuing a broad and active M&A program; engaging with existing and new customers to establish closer collaboration and more aligned business models; and expanding our offering from technical support to investing alongside our customers in their projects—all with the aim of driving more activity for our 19 product and service lines. As we continue to carefully navigate the current industry landscape, we remain confident and optimistic about the future of Schlumberger, knowing very well that beyond the current market challenges lies a wealth of opportunity for the industry players who are ready and able to think new and to act new.”

Other Events

During the quarter, Schlumberger repurchased 4.7 million shares of its common stock at an average price of $78.97 per share for a total purchase price of $372 million.

On March 24, 2017, Schlumberger and Weatherford announced an agreement to create OneStimSM, a joint venture to deliver completions products and services for the development of unconventional resource plays in land markets in the United States and Canada. The joint venture will offer one of the broadest multistage completions portfolios in the market combined with one of the largest hydraulic fracturing fleets in the industry. Schlumberger and Weatherford will have 70%/30% ownership of the joint venture, respectively. The transaction is expected to close in the second half of 2017 and is subject to regulatory approvals and other customary closing conditions.

On March 27, 2017, Schlumberger purchased a minority interest in Borr Drilling, a Norwegian rig contractor, for $221 million. This transaction will enable Schlumberger, together with Borr Drilling, to offer integrated, performance-based drilling contracts in the offshore jack-up market.

On April 12, 2017, Schlumberger and YPF announced the signing of a preliminary agreement for a joint venture in a shale oil pilot project in the Bandurria Sur Block in Vaca Muerta, Neuquén. Schlumberger will provide reservoir knowledge, integrated field studies, drilling and completions services, and associated infrastructure. The agreement involves a $390 million phased investment by Schlumberger, which includes a significant contribution in-kind of its services at market pricing. Upon satisfaction of certain closing conditions, Schlumberger will acquire a 49% interest in the joint venture, and the remaining 51%, along with the operatorship of the block, will be held by YPF.

On April 20, 2017, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on July 14, 2017 to stockholders of record on June 1, 2017.

Consolidated Revenue by Geography

	(Stated in millions)
	Three Months Ended		Change
	Mar. 31, 2017	Dec. 31, 2016	Sequential
North America	$1,871	$1,765	6%
Latin America	952	952	—
Europe/CIS/Africa	1,652	1,834	-10%
Middle East & Asia	2,319	2,494	-7%
Eliminations & other	100	62	n/m

	$6,894	$7,107	-3%

North America revenue	$1,871	$1,765	6%
International revenue	$4,922	$5,280	-7%

n/m = not meaningful

First-quarter revenue of $6.9 billion decreased 3% sequentially with North America growing 6% and International decreasing 7%.

North America

In North America, revenue grew sequentially as unconventional land activity accelerated during the quarter, partially offset by a decline in offshore activity. Land revenue experienced double-digit sequential growth driven by: stronger hydraulic fracturing activity as stage count increased; higher pricing as capacity utilization improved; greater uptake of directional drilling products and services as the rig count grew; and higher Cameron revenue as product sales and fracturing and flowback rental activity increased. While land revenue in the US posted double-digit growth on a 27% sequential rig count increase, revenue in Western Canada grew stronger from a winter ramp-up in activity as sequential rig count increased by 56%. The offshore revenue decline was a result of lower WesternGeco multiclient license sales following the usual, but muted, year-end sales in the previous quarter, although this was partially offset by Wireline revenue growth from infrastructure-led exploration activity.

International Areas

International revenue declined sequentially due to reduced Cameron Group project volume and product sales; decreased SIS software license sales following the usual, but muted, year-end sales in the previous quarter; a seasonal drop in activities in the Northern Hemisphere; and continuing pricing pressure on new tender awards.

Revenue in the Latin America Area was flat sequentially as Brazil revenue growth was offset by a revenue decline in the Peru, Colombia & Ecuador GeoMarket where production constraints imposed on the SPM Shushufindi project in Ecuador impacted results. Argentina, Bolivia & Chile GeoMarket revenue was also lower, driven by a drop in drilling and fracturing activity due to the early completion of a number of projects. Revenue growth in Brazil was driven by stronger OneSubsea activity and increased WesternGeco multiclient license sales in anticipation of the upcoming 14th bid round.

Europe/CIS/Africa Area revenue decreased 10% sequentially primarily due to more severe than usual seasonal activity reductions in Russia and Kazakhstan that impacted all product lines, while the UK & Continental Europe GeoMarket also experienced lower activity and reduced SIS software license sales. Reduced OneSubsea activity due to a project completed in the Gulf of Guinea and lower Surface Systems product sales across the Area also contributed to the decline. Revenue from the Sub-Saharan Africa GeoMarket was slightly lower as the strong increase in land activity in Congo, Chad and Ethiopia was offset by the cancellation of an offshore drilling project in Angola and project delays in offshore Congo.

Middle East & Asia Area revenue decreased 7% sequentially principally due to pricing pressure and lower drilling and hydraulic fracturing activity on land in the Middle East. Australia revenue also decreased due to reduced offshore drilling activity while severe weather on land affected all product and service lines. China land revenue was lower due to the seasonal winter slowdown that mainly impacted Production, Drilling, and Cameron Group activities.

Reservoir Characterization Group

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Sequential		Year-on-year
Revenue	$1,618	$1,676	$1,719	-3%		-6%
Pretax operating income	$281	$319	$334	-12%		-16%
Pretax operating margin	17.3%	19.0%	19.4%	-170	bps	-206	bps

Reservoir Characterization Group revenue of $1.6 billion, of which 78% came from the international markets, decreased 3% sequentially due to project completions from a decreasing backlog of Testing & Process systems that were partially offset by further progress on the early production facility projects in Kuwait and Egypt. Wireline revenue grew from infrastructure-led exploration activity in North America, partially offset by seasonally reduced Wireline revenue in Russia. Following the usual but muted year-end sales in the previous quarter, lower SIS software license sales also impacted the Group’s results.

Pretax operating margin of 17% decreased 170 bps sequentially as the increased contribution from high-margin Wireline exploration activities was more than offset by reduced profitability in WesternGeco and lower contributions from SIS software license sales.

Reservoir Characterization Group performance was enhanced by Integrated Services Management (ISM) operations, where specially trained project managers provide scheduling, planning, and activity coordination for the Schlumberger product lines involved in a project. First-quarter performance was also boosted by new technology deployments and contract awards.

In Peru, ISM coordinated services for Repsol Peru’s Sagari Project. The wellsite, which is located in a remote area, is classified as zero discharge with the requirement that all generated drilling cuttings are either injected or transported from the location. The ISM team worked closely with Repsol to deliver directional drilling, logging-while-drilling, drilling and completion fluids, bits and hole enlargement, managed pressure drilling, wellbore cleanout tools, cementing, wireline logging and perforating, well testing, and cuttings re-injection services. The result for the customer from this integrated and collaborative effort was that the first two wells were delivered six days ahead of the planned schedule.

In the Bulgarian sector of the Black Sea, Total E&P Bulgaria drilled its first deepwater exploration well. Schlumberger ISM managed eight separate product lines on the rig and coordinated over 100 personnel involved in the project. Through close collaboration with Total E&P Bulgaria, the ISM team identified drilling optimization opportunities that yielded significant results during on-bottom drilling operations. Total E&P Bulgaria expressed appreciation for the collaborative environment that Schlumberger brought to the project.

Offshore India, Schlumberger ISM provided drilling and completions services in the first offshore deepwater well for Oil India Limited in the Gulf of Mannar. Technical expertise and a total of 19 Schlumberger services were provided, including technologies from Testing & Process, Wireline, M-I SWACO, Drilling & Measurements, Bits & Drilling Tools, Completions, and Well Services product lines. In addition, ISM managed third-party providers for casing running services, air and marine logistics, and a shore base facility.

In West Texas, WesternGeco completed acquisition of a 3D wide-azimuth multiclient survey covering 253 square miles in the southern part of the Permian basin, bringing total coverage in the area to 655 square miles. The project was supported by the oil and gas industry and will provide data to help operators improve the efficiency of drilling and completions operations in the very active but challenging parts of the Permian basin.

In the UAE, Sharjah National Oil Corporation contracted WesternGeco to conduct a 483-km2 3D seismic survey over part of their onshore concession in Sharjah. The project will use UniQ* land seismic acquisition platform technology to manage the long offsets required to image the complex overthrust geology in the area. The survey is an extension of a previous survey conducted in 2011, which demonstrated the effectiveness of UniQ platform technology. Data processing will be conducted in the Abu Dhabi processing center using reverse time migration to image this complex geology.

In Kazakhstan, Wireline used Quanta Geo* photorealistic reservoir geology service to evaluate a tight carbonate formation for Karachaganak Petroleum Operating BV—a consortium of Eni, Shell, Chevron, Lukoil, and KazMunaiGas. Quanta Geo service technology uses an innovative sonde with heightened sensitivity to detect vertical and lateral features in the wellbore. The customer obtained better quality images, which are not possible when using oil-base mud, thus enabling structural and stratigraphic interpretation with a higher degree of confidence.

In Brazil, the Libra Consortium—comprised of Petrobras, Royal Dutch Shell, Total, CNOOC, and CNPC—awarded SIS a five-year contract for exploration and production software and related services. The consortium will explore the country’s largest deepwater oilfield, which has an estimated volume of recoverable oil from 8 to 12 billion barrels. The contract includes the provision of the Petrel* E&P software platform with a focus on geological and geophysical interpretation, geologic modeling, and reservoir engineering.

In Taiwan, CPC Corporation awarded SIS a five-year contract for software. The contract includes the provision of the Petrel E&P software platform, Techlog* wellbore software platform, and ECLIPSE* reservoir simulator. The breadth and depth of the Schlumberger software portfolio and our ability to provide localized services and support were instrumental in winning this award.

Drilling Group

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Sequential		Year-on-year
Revenue	$1,985	$2,013	$2,493	-1%		-20%
Pretax operating income	$229	$234	$371	-2%		-38%
Pretax operating margin	11.5%	11.6%	14.9%	-7	bps	-334	bps

Drilling Group revenue of $2.0 billion, of which 74% came from the international markets, decreased 1% sequentially as strong directional drilling activity in North America land was offset by lower drilling activity and pricing pressure in the International Areas. The improvement in North America revenue came from an increased uptake of products and services from Drilling & Measurements, Bits & Drilling Tools, and M-I SWACO. Decreased revenue in the International Areas was due to reduced sales of M-I SWACO products in the Middle East & Asia Area, pricing pressure and an unfavorable activity mix for Drilling & Measurements in the Middle East, and lower Integrated Drilling Services (IDS) activity in the UK & Continental Europe GeoMarket.

Pretax operating margin of 12% was virtually flat sequentially despite the slight revenue decline. This was due to pricing improvements from a greater uptake of Drilling & Measurements and Bits & Drilling Tools technologies in the US, offsetting the pricing pressure in the international markets.

Drilling Group performance in the first quarter was strengthened by a combination of IDS operations, which provide project management, engineering design, and technical optimization capabilities. Group performance was also boosted by new technology deployments and contract awards.

In Russia, IDS provided a combination of technologies and services in three extended-reach wells for Rosneft-Sakhalinmorneftegaz on Sakhalin Island in the Lebedinskoye field. The technologies included GeoSphere* reservoir mapping-while-drilling service to reveal subsurface bedding and fluid contact details using deep directional electromagnetic measurements and PowerDrive Xceed* ruggedized rotary steerable systems to provide a superior degree of accuracy and reliability. The customer completed operations 103 days ahead of plan. In addition, cumulative production from the three wells in 2016 was 47% higher than initially expected.

In the UK sector of the North Sea, IDS developed a custom solution for Statoil to overcome unique drilling challenges in a heavy oil field. The Mariner field is characterized by reservoirs located at shallow depths, and 60 long, closely spaced horizontal wells are planned for development. An integrated team that included drilling experts from multiple technology centers helped design a custom bottomhole assembly that could deliver an aggressive build rate of up to 40° in the 24-in section. The PowerDrive Archer* high build rate rotary steerable system and staged hole openers were two of the technologies used in this custom solution. In the first quarter of 2017, the customer drilled the 24-in sections of four wells and met every drilling, time, and cost objective for the project.

In Norway, Statoil Petroleum AS awarded Schlumberger an IDS contract for the Sleipner area drilling campaign in the Norwegian North Sea. The contract features an innovative performance incentive structure that better aligns operator and service company interests. This includes the provision of services from Drilling & Measurements, Well Services, and M-I SWACO for two wells and one optional well. Operations are expected to begin in May 2017.

In Qatar, RasGas Company Limited awarded Schlumberger a five-year contract with five optional one-year extensions to provide a broad combination of drilling technologies for up to 70 wells in the North Field. For example, the contract includes Drilling & Measurements MicroScope* resistivity- and imaging-while-drilling service, Bits & Drilling Tools FireStorm* wear-resistant high-impact PDC cutter technology, Wireline ReSOLVE* instrumented wireline intervention service, M-I SWACO HydraHib shale inhibitor, and Well Services CemNET advanced loss-control fiber technology and OpenPath stimulation services. The North Field is the world’s largest non-associated gas field, containing approximately 10% of the world’s known reserves.

Offshore Azerbaijan, Drilling & Measurements used a combination of technologies for State Oil Company of Azerbaijan (SOCAR) to drill a challenging J-shaped well in Bulla Deniz field. In addition to overcoming the challenging lithology that historically slows the rate of penetration (ROP) to as low as 3.1 ft/h, the complex well plan included simultaneously drilling and enlarging a 7,218-ft section of the wellbore. The combination of technologies included PowerDrive X6* rotary steerable technology with arcVISION* array resistivity compensated service, TeleScope* high-speed telemetry-while-drilling service, and a Rhino* XS hydraulically expandable reamer. The customer saved $14.4 million by meeting the drilling objectives with zero nonproductive time in 39 days instead of the 79 days originally planned.

In West Texas, Drilling & Measurements used a combination of technologies for Parsley Energy to increase drilling performance in long well laterals in the Midland and Delaware basins. In drilling 80 wells over the past 12 months, PowerDrive Orbit* rotary steerable systems and DynaForce* high-performance drilling motors contributed to the 17% reduction in the average days required to drill a well compared with the previous year. The customer reduced the average total drilling cost per lateral foot by 30%.

In North America land, Bits & Drilling Tools used AxeBlade* ridged diamond element bit technology for Cabot Oil & Gas to improve the drilling ROP in the top hole sands prior to reaching the Marcellus Shale formation. As a result, the customer saved approximately $500,000 in 2016 based on a reduction of 13 hours of drilling time per well.

Offshore Mexico, the Drilling Group used a combination of technologies for Pemex on a challenging horizontal well in the shallow waters of the Yaxche field. Drilling & Measurements GeoSphere* reservoir mapping-while-drilling service detected the top of the reservoir 18 m true vertical depth before reaching the reservoir and landed the well as planned. In addition, PeriScope HD* multilayer bed boundary detection service was used to help reduce reservoir uncertainties. The customer achieved a final production rate of 4,600 bbl/d, which was 2,100 bbl/d more than expected.

Also offshore Mexico for Pemex, Bits & Drilling Tools introduced Direct XCD* drillable alloy casing technology in a shallow water exploration well. This well was the first 30-in casing-while-drilling operation in the world. The customer reduced drilling time by 1.3 days compared with conventional drilling operations in the area.

Production Group

	(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Sequential		Year-on-year
Revenue	$2,187	$2,203	$2,376	-1%		-8%
Pretax operating income	$110	$128	$206	-14%		-47%
Pretax operating margin	5.0%	5.8%	8.7%	-78	bps	-365	bps

Production Group revenue of $2.2 billion, of which 66% came from the international markets, was 1% lower sequentially as strong hydraulic fracturing activity and pricing recovery in North America land was offset by decreased revenue on SPM projects in Ecuador, reduced drilling and hydraulic fracturing activity on land in the Middle East, and lower Completions product sales.

Pretax operating margin of 5% decreased 78 bps sequentially. In North America, the land pressure pumping business reported strong sequential incremental margins of more than 60%. While increased activity and pricing recovery on land in North America contributed to margin expansion for the Group, this was more than offset by margin contraction from lower SPM revenue.

Production Group results benefited from IPS, which provides project management, engineering design, and technical optimization capabilities. Group performance was also improved by new technology deployments, transformation initiatives, and a contract award.

In South Texas, IPS provided a combination of technologies and services for Lonestar Resources to improve oil production and field economics in 18 wells in the Eagle Ford Shale play. IPS optimized drilling, stimulation, and completion plans across long laterals to overcome proppant embedment in softer rock that was pinching off reservoir contact with the wellbore and to limit fracture height growth that was extending to a nearby fault. The technologies included ThruBit* through-the-bit logging services, Kinetix Shale* reservoir-centric stimulation-to-production software, and Broadband Sequence* fracturing service. As a result, the wells produced up to 86% more hydrocarbon per 1,000 ft of lateral compared with offset wells in two other fields.

Whiting Petroleum Corporation recently completed a 13-well campaign in North Dakota utilizing the Infinity* dissolvable plug-and-perf system. Whiting planned to suspend production from numerous wells in the area while fracturing operations and post-frac cleanout activities were performed. The Infinity system reduced cleanout times when compared with traditional plug technologies, resulting in tangible time-savings on the 13 wells, and reestablishing full production in the field.

In Kuwait, Well Services used OpenPath* stimulation services for Kuwait Oil Company to restore productivity in a deep well in the North Kuwait production area. OpenPath services combine stimulation modeling with a near-wellbore diversion system and optimized fracturing fluid options to maximize wellbore coverage and reservoir contact. The customer achieved a sixfold increase in gas production and a twofold increase in oil production, which was in line with the expected capacity for this well.

In Iraq, Well Services used a combination of technologies for BP Iraq N.V. to overcome challenges in a water injection well in a carbonate reservoir in the Rumaila field. The combination of a CoilFLATE* coiled tubing through-tubing inflatable packer with the ACTive PTC* CT real-time pressure, temperature, and casing collar locator tool was deployed to selectively stimulate zones with low permeability. As a result, water injectivity increased to 4,600 bbl/d and provided the customer with an additional 3,000 bbl/d of oil production.

In Kazakhstan, Karachaganak Petroleum Operating BV awarded Schlumberger two three-year contracts with two one-year extensions totaling $26 million for the provision of coiled tubing and testing services. Operations under both contracts began in the first quarter of 2017.

In Angola, the Schlumberger transformation program enabled improvements in asset utilization and workforce productivity by establishing an Operations Planning Center (OPC). The OPC opened in the first quarter of 2016 and focused on planning and preparing assets, products, and the workforce needed for every job. During its first year of operations, the OPC reduced inventory by $7.5 million and increased asset utilization by 100%.

Cameron Group

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2017	Dec . 31, 2016	Mar. 31, 2016*	Sequential		Year-on-year
Revenue	$1,229	$1,346	$1,628	-9%		-25%
Pretax operating income	$162	$188	$236	-14%		-31%
Pretax operating margin	13.2%	14.0%	14.5%	-80	bps	-132	bps

*	First-quarter 2016 is presented on a pro forma basis for comparative purposes.

Cameron Group revenue of $1.2 billion, of which 62% came from international markets, fell 9% sequentially driven by declining project volumes in OneSubsea and reduced product sales in Surface Systems, partly offset by slight growth in Valves & Measurement. The revenue decline for OneSubsea was due to falling project volumes in Brazil and reduced activity in the US Gulf of Mexico. Surface Systems sales were lower in the Europe/CIS/Africa and Latin America Areas, which more than offset the double-digit revenue growth in North America land on rising fracturing and flowback rental activity. Valves & Measurement posted double-digit growth in US land alongside a step change in bookings, partly offset by a slowdown in engineered valves sales in Europe/CIS/Africa.

Pretax operating margin of 13% declined 80 bps sequentially, as continued strong project execution in OneSubsea and tight cost control in Drilling Systems limited the impact of the lower product volumes in Surface Systems.

Cameron Group secured contracts and achieved a number of integration successes in the first quarter.

OneSubsea capital-efficient solutions is a portfolio of standardized designs that supports streamlined processes, documentation, and manufacturing to deliver integrated production systems that reduce project cycle time and overall cost. The adoption of prequalified quality plans, suppliers, and materials and welding specifications has enhanced efficiency and reliability of the product-manufacturing life cycle. Since its introduction three years ago, capital-efficient solutions have reduced the average lead times of subsea products by 30%. OneSubsea’s capital-efficient solutions portfolio was chosen by customers in 75% of OneSubsea’s contract awards over the past 12 months.

In North America, BP awarded OneSubsea an engineering, procurement and construction (EPC) contract to supply the subsea production system for the Mad Dog 2 development in the Gulf of Mexico. The scope of the OneSubsea capital-efficient solution includes subsea manifolds, production trees, single and multiphase meters, water analysis sensors, intervention tooling, test equipment, and the control system for the producer and water injection wells associated with the project. In addition, Subsea 7, which collaborates with OneSubsea through the Subsea Integration Alliance, was awarded an engineering, procurement, construction, and installation (EPCI) contract for subsea controls, flexible risers, pipeline systems, umbilicals, and associated subsea architecture. Teams from both organizations will be collocated to better support project objectives and facilitate project management.

Noble Energy Mediterranean, Ltd. awarded OneSubsea a contract for the supply of 10,000-psi horizontal production trees, tree-mounted controls, off-tree controls and topside controls for the deepwater Leviathan Field Development Project in the Eastern Mediterranean. The subsea control system will use traditional electro-hydraulic controls and a fiber-optic communications link to the topside controls. The selection of this production tree is consistent with previous awards, enabling the customer greater operational flexibility and maintenance standardization.

During the first-year following the Cameron acquisition, a number of integration successes have been achieved. This included launching more than 32 integrated technology projects, the adoption of best practices across both organizations, and collocating more than 1,700 employees through consolidation of 157 facilities. By combining product and service lines, such as Schlumberger Testing and Cameron Process Systems, customers benefit from an enhanced surface and subsurface offering. Wellsite efficiency has also been improved by integrating Schlumberger Well Services stimulation technologies and the Cameron product portfolio for unconventional resources, which includes CAMShale fracturing fluid delivery and flowback service. In addition, Schlumberger has realized $400 million in synergies and secured $600 million in new orders resulting from the value generated by the combined company.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2017	2016

Revenue	$6,894	$6,520
Interest and other income	46	45
Expenses
Cost of revenue	6,076	5,460
Research & engineering	211	240
General & administrative	98	110
Merger & integration (1)	82	—
Interest	139	133

Income before taxes	$334	$622
Taxes on income (1)	50	99

Net income	$284	$523
Net income attributable to noncontrolling interests	5	22

Net income attributable to Schlumberger (1)	$279	$501

Diluted earnings per share of Schlumberger (1)	$0.20	$0.40

Average shares outstanding	1,393	1,254
Average shares outstanding assuming dilution	1,402	1,259

Depreciation & amortization included in expenses (2)	$989	$967

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Mar. 31, 2017	Dec. 31, 2016
Assets
Current Assets
Cash and short-term investments	$7,353	$9,257
Receivables	8,636	9,387
Other current assets	5,894	5,283

	21,883	23,927
Fixed income investments, held to maturity	238	238
Fixed assets	12,507	12,821
Multiclient seismic data	1,089	1,073
Goodwill	25,045	24,990
Intangible assets	9,743	9,855
Other assets	5,670	5,052

	$76,175	$77,956

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,408	$10,016
Estimated liability for taxes on income	1,215	1,188
Short-term borrowings and current portion of long-term debt	2,449	3,153
Dividends payable	704	702

	13,776	15,059
Long-term debt	16,538	16,463
Deferred taxes	1,908	1,880
Postretirement benefits	1,457	1,495
Other liabilities	1,442	1,530

	35,121	36,427
Equity	41,054	41,529

	$76,175	$77,956

Liquidity

		(Stated in millions)
Components of Liquidity	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Cash and short-term investments	$7,353	$9,257	$14,432
Fixed income investments, held to maturity	238	238	401
Short-term borrowings and current portion of long-term debt	(2,449)	(3,153)	(4,254)
Long-term debt	(16,538)	(16,463)	(17,233)

Net debt (1)	$(11,396)	$(10,121)	$(6,654)

Details of changes in liquidity follow:

Periods Ended March 31,	Three Months 2017	Three Months 2016
Net income before noncontrolling interests	$284	$523
Merger & integration charges, net of tax	68	—

	$352	$523
Depreciation and amortization (2)	989	967
Pension and other postretirement benefits expense	37	60
Stock-based compensation expense	88	61
Pension and other postretirement benefits funding	(29)	(45)
Change in working capital	(791)	(463)
Other	10	107

Cash flow from operations (3)	$656	$1,210

Capital expenditures	(381)	(549)
SPM investments	(144)	(597)
Multiclient seismic data capitalized	(116)	(167)

Free cash flow (4)	15	(103)

Stock repurchase program	(372)	(475)
Dividends paid	(696)	(629)
Proceeds from employee stock plans	135	163

	(918)	(1,044)

Business acquisitions and investments, net of cash acquired plus debt assumed	(273)	(81)
Other	(84)	18

Increase in Net Debt	(1,275)	(1,107)
Net Debt, beginning of period	(10,121)	(5,547)

Net Debt, end of period	$(11,396)	$(6,654)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of approximately $140 million and $260 million during the three months ended March 31, 2017 and 2016, respectively.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of our ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for, or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this First-Quarter 2017 Earnings Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; net income before noncontrolling interests, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	First Quarter 2017
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$334	$50	$5	$279	$0.20

Merger & integration	82	14	—	68

Schlumberger net income, excluding charges & credits	$416	$64	$5	$347	$0.25

	Fourth Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(213)	$(19)	$10	$(204)	$(0.15)

Workforce reduction	234	6	—	228
Facility closure costs	165	40	—	125
Costs associated with exiting certain activities	98	23	—	75
Merger & integration	76	14	—	62
Currency devaluation loss in Egypt	63	—	—	63
Contract termination costs	39	9	—	30

Schlumberger net income, excluding charges & credits	$462	$73	$10	$379	$0.27

There were no charges or credits during the first quarter of 2016.

Product Groups

(Stated in millions)
	Three Months Ended
	Mar. 31, 2017		Dec. 31, 2016		Mar. 31, 2016
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,618	$281	$1,676	$319	$1,719	$334
Drilling	1,985	229	2,013	234	2,493	371
Production	2,187	110	2,203	128	2,376	206
Cameron	1,229	162	1,346	188	—	—
Eliminations & other	(125)	(25)	(131)	(59)	(68)	(10)

Pretax operating income		757		810		901
Corporate & other		(239)		(245)		(172)
Interest income(1)		24		23		13
Interest expense(1)		(126)		(126)		(120)
Charges & credits		(82)		(675)		—

	$6,894	$334	$7,107	$(213)	$6,520	$622

(1)	Excludes interest included in the Product Groups results.

Certain prior period items have been reclassified to conform to the current period presentation.

Supplemental Information

1)	What is the capex guidance for the full year 2017?

Capex (excluding multiclient and SPM investments) is expected to be $2.2 billion for 2017.

2)	What was the cash flow from operations for the first quarter of 2017?

Cash flow from operations for the first quarter of 2017 was $656 million despite the consumption of working capital that is typically experienced in the first quarter. The use of working capital was driven by annual payments associated with employee compensation. Working capital also reflected $140 million of severance payments during the first quarter of 2017.

3)	What was included in “Interest and other income” for the first quarter of 2017?

“Interest and other income” for the first quarter of 2017 was $46 million. This amount consisted of earnings of equity method investments of $17 million and interest income of $29 million.

4)	How did interest income and interest expense change during the first quarter of 2017?

Interest income of $29 million was flat sequentially. Interest expense of $139 million was also flat sequentially.

5)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2017?

The ETR for the first quarter of 2017, calculated in accordance with GAAP, was 14.8% as compared to 8.8% for the fourth quarter of 2016. The ETR for the first quarter of 2017, excluding charges and credits, was 15.3% as compared to 15.8% for the fourth quarter of 2016.

7)	How many shares of common stock were outstanding as of March 31, 2017 and how did this change from the end of the previous quarter?

There were 1.389 billion shares of common stock outstanding as of March 31, 2017. The following table shows the change in the number of shares outstanding from December 31, 2016 to March 31, 2017.

(Stated in millions)
Shares outstanding at December 31, 2016	1,391
Shares sold to optionees, less shares exchanged	1
Vesting of restricted stock	1
Shares issued under employee stock purchase plan	1
Stock repurchase program	(5)

Shares outstanding at March 31, 2017	1,389

8)	What was the weighted average number of shares outstanding during the first quarter of 2017 and fourth quarter of 2016 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding during the first quarter of 2017 was 1.393 billion and 1.392 billion during the fourth quarter of 2016.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)
	First Quarter 2017	Fourth Quarter 2016
Weighted average shares outstanding	1,393	1,391
Assumed exercise of stock options	4	5
Unvested restricted stock	5	5

Average shares outstanding, assuming dilution	1,402	1,401

9)	What was the amount of WesternGeco multiclient sales in the first quarter of 2017?

Multiclient sales, including transfer fees, were $138 million in the first quarter of 2017 and $143 million in the fourth quarter of 2016.

10)	What was the WesternGeco backlog at the end of the first quarter of 2017?

WesternGeco backlog, which is based on signed contracts with customers, was $613 million at the end of the first quarter of 2017. It was $759 million at the end of the fourth quarter of 2016.

11)	What were the orders and backlogs for Cameron Group’s OneSubsea and Drilling Systems businesses?

OneSubsea and Drilling Systems orders and backlogs were as follows:

	(Stated in millions)
	First Quarter 2017	Fourth Quarter 2016
Orders
OneSubsea	$546	$523
Drilling Systems	$174	$132

Backlog (at the end of period)
OneSubsea	$2,634	$2,526
Drilling Systems	$608	$607

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $27.81 billion in 2016. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, April 21, 2017. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 21, 2017 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 417634.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until May 30, 2017.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2017 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to integrate the Cameron business and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in this first-quarter 2017 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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